Exhibit 99.3

Unaudited Pro Forma Condensed Consolidated Financial Information

Gaiam, Inc.

Unaudited Pro Forma Condensed Consolidated Statement of Operations

Quarter Ending March 31, 2016

(in thousands, except per share data)

	Gaiam Historical Financial Statements	Less: Natural Habitat Historical Financial Statements (a)(c)	Pro Forma Adjustments (Disposition of Natural Habitat)	Notes	Pro Forma Results (Adjusted for Disposition of Natural Habitat)
Net revenues	$35,327	$9,585	$—		$25,742
Cost of goods sold	18,937	6,312	—		12,625

Gross profit	16,390	3,273	—		13,117
Selling, general, and administrative	24,593	4,209	3	(b)	20,387

Loss from operations	(8,203)	(936)	(3)		(7,270)
Interest and other income (expense)	509	944	—		(435)

(Loss) income before income taxes	(7,694)	8	(3)		(7,705)
Income tax (benefit) expense	(9)	1	—		(10)

Net (loss) income from continuing operations	(7,685)	7	(3)		(7,695)
Net loss attributable to noncontrolling interest	61	47	—		14

Net (loss) income from continuing operations attributable to Gaiam, Inc.	$(7,624)	$54	$(3)		$(7,681)

Net loss from continuing operations per share:
Basic and Diluted	$(0.31)				$(0.31)

Weighted-average shares outstanding:
Basic and Diluted	24,531				24,531

(a)	Represents the revenues and expenses excluding certain fixed overhead costs of Natural Habitat included in Gaiam’s historical financial statements.
(b)	Operating expenses are increased to reverse the impact of a human resources service allocation to Natural Habitat from Gaiam.
(c)	Results are consolidated then adjusted for noncontrolling interests. Gaiam owned 51.4% of Natural Habitat.

Unaudited Pro Forma Condensed Consolidated Financial Information

Gaiam, Inc.

Unaudited Pro Forma Condensed Consolidated Statement of Operations

Year Ending December 31, 2015

(in thousands, except per share data)

	Gaiam Historical Financial Statements	Less: Natural Habitat Historical Financial Statements (a)(c)	Pro Forma Adjustments (Disposition of Natural Habitat)	Notes	Pro Forma Results (Adjusted for Disposition of Natural Habitat)
Net revenues	$188,018	$43,514	$—		$144,504
Cost of goods sold	103,249	27,544	—		75,705

Gross profit	84,769	15,970	—		68,799
Selling, general, and administrative	80,588	12,126	10	(b)	68,472

Income (loss) from operations	4,181	3,844	(10)		327
Interest and other income (expense)	(1,406)	(1,168)	—		(238)
Loss from equity method investments	(465)	—	—		(465)

Income (loss) before income taxes	2,310	2,676	(10)		(376)
Income tax expense (benefit)	1,219	1,154	—		65

Net income (loss) from continuing operations	1,091	1,522	(10)		(441)
Net income attributable to noncontrolling interest	(694)	(672)	—		(22)

Net income(loss) from continuing operations attributable to Gaiam, Inc.	$397	$850	$(10)		$(463)

Net income (loss) from continuing operations per share:
Basic and Diluted	$0.02				$(0.02)

Weighted-average shares outstanding:
Basic	24,510				24,510

Diluted	24,612				24,612

(a)	Represents the revenues and expenses excluding certain fixed overhead costs of Natural Habitat included in Gaiam’s historical financial statements.
(b)	Operating expenses are increased to reverse the impact of a human resources service allocation to Natural Habitat from Gaiam.
(c)	Results are consolidated then adjusted for noncontrolling interests. Gaiam owned 51.4% of Natural Habitat.

Unaudited Pro Forma Condensed Consolidated Financial Information

Gaiam, Inc.

Unaudited Pro Forma Condensed Consolidated Balance Sheet

As of March 31, 2016

(in thousands)

	Gaiam Historical Financial Statements	Less: Natural Habitat Historical Financial Statements (a)	Pro Forma Adjustments (Disposition of Natural Habitat)	Notes	Pro Forma Results (Adjusted for Disposition of Natural Habitat)
Cash	$11,228	$3,951	$11,050	(b)	$18,327
Accounts receivable, net	13,002	389	—		12,613
Inventory, less allowances	16,847	—	—		16,847
Other current assets	14,351	8,714			5,637

Total current assets	55,428	13,054	11,050		53,424

Property and equipment, net	25,590	1,418	—		24,172
Media library, net	9,348	—	—		9,348
Goodwill	15,448	3,384	—		12,064
Other intangibles, net	782	75	—		707
Other assets	4,160	423	—		3,737

Total assets	$110,756	$18,354	$11,050		$103,452

Accounts payable	$10,437	$2,615	$—		$7,822
Accrued liabilities	20,779	13,310	544	(c)	8,013

Total current liabilities	31,216	15,925	544		15,835

Total Gaiam, Inc. shareholders’ equity	76,743	1,501	10,506	(d)	85,748
Noncontrolling interest	2,797	928	—		1,869

Total equity	79,540	2,429	10,506		87,617

Total liabilities and equity	$110,756	$18,354	$11,050		$103,452

(a)	Represents the assets, liabilities, and equity attributable to Natural Habitat included in Gaiam’s historical financial statements.
(b)	Cash is adjusted to reflect the $11.0 million estimated net proceeds from the sale.
(c)	Accrued liabilities have been adjusted to reflect the accrual of estimated nonrecurring costs directly related to the disposition (not paid in close).
(d)	Equity is adjusted to reflect the estimated net gain of $9.0 million on the sale of Natural Habitat. We expect that there will be minimal income taxes on the gain due to utilization of our prior tax net operating losses.

Gaiam, Inc.

Unaudited Pro Forma Condensed Consolidated Balance Sheet

As of December 31, 2015

(in thousands)

	Gaiam Historical Financial Statements	Less: Natural Habitat Historical Financial Statements (a)	Pro Forma Adjustments (Disposition of Natural Habitat)	Notes	Pro Forma Results (Adjusted for Disposition of Natural Habitat)
Cash	$13,772	$8,937	$13,106	(b)(c)	$17,941
Accounts receivable, net	26,999	385	—		26,614
Inventory, less allowances	17,303	—	—		17,303
Other current assets	14,843	8,386			6,457

Total current assets	72,917	17,708	13,106		68,315

Property and equipment, net	25,046	1,467	—		23,579
Media library, net	9,117	—	—		9,117
Goodwill	15,448	3,384	—		12,064
Other intangibles, net	866	79	—		787
Other assets	5,148	526	—		4,622

Total assets	$128,542	$23,164	$13,106		$118,484

Accounts payable	$19,384	$3,481	$—		$15,903
Accrued liabilities	20,365	13,242	544	(d)	7,667

Total current liabilities	39,749	16,723	544		23,570

Total Gaiam, Inc. shareholders’ equity	83,940	3,503	12,562	(e)(c)	92,999
Noncontrolling interest	4,853	2,938	—		1,915

Total equity	88,793	6,441	12,562		94,914

Total liabilities and equity	$128,542	$23,164	$13,106		$118,484

(a)	Represents the assets, liabilities, and equity attributable to Natural Habitat included in Gaiam’s historical financial statements.
(b)	Cash is adjusted to reflect the $11.0 million estimated net proceeds from the sale.
(c)	Cash and equity are adjusted to reflect a $2.1 million dividend paid by Natural Habitat to Gaiam in 2016.
(d)	Accrued liabilities have been adjusted to reflect the accrual of estimated nonrecurring costs directly related to the disposition (not paid in close).
(e)	Equity is adjusted to reflect the estimated net gain of $7.0 million on the sale of Natural Habitat. We expect that there will be minimal income taxes on the gain due to utilization of our prior tax net operating losses.